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Exhibit 10.35

School Days
Contractual Agreement

        This agreement is made the ninth day of December, 2002 by and between Renaissance Entertainment Corporation ("REC") and Sheridan Sechter & Associates, Inc. (SSAI).

Recitals

        A. REC operates three annual School Day events in Southern CA, New York and Northern CA.

        B. SSAI operates a business which provides consulting, marketing and promotional services.

        C. REC and SSAI desire to enter into an agreement defining their respective rights, duties, and liabilities relating to the promotion of the events.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1. Coordinate Ticket Sales: SSAI will coordinate all areas of the School Day ticket sale including a direct mail campaign, phone sales, promotion fulfillment, invoicing and collections.

        2. General Consultation: In addition to the development of the Plan as described above, SSAI agrees to diligently perform the following:

        SSAI will consult on all aspects of School Day including entertainment, ticket prices and dates.

        SSAI will train the appropriate personnel at each event to take over the coordination of School Day as needed.

        3. Collateral:

        SSAI will coordinate the production of the sales flier;

        SSAI will coordinate the School Day web page with the assistance and input from REC and REC's webmaster for each event;

        REC will provide all tickets, entertainment schedules and other necessary materials to SSAI at least 45 days prior to the scheduled School Day event.

        4. Sponsorships: SSAI will solicit and negotiate sponsorships with potential sponsors. SSAI will present any potential sponsor with a written proposal, the content of which has been previously approved by REC. The terms of any final sponsorship agreement will be subject to the approval of REC. SSAI will invoice and collect all sponsor fees.

        5. Compensation: REC agrees to pay SSAI 15% of all gross ticket sale proceeds. SSAI will forward net School Day ticket sale proceeds to REC within 30 days of each event's closing. Some minor exceptions may occur due to the nature of the schools' purchase order procedures.

        6. Sponsor Commission: Should SSAI secure School Day sponsorships, then REC shall pay SSAI 15% of the gross sponsorship revenue.

        7. Reimbursement of Expenses: REC shall reimburse SSAI for all expenses relating to printing, design, mailing, express shipping, temporary phone personnel and any travel pertaining to School Day. SSAI will invoice REC for these expenses monthly. A calendar year budget for these expenses shall be submitted for approval 45 days prior to the beginning of such year.

        8. Confidentiality and Records: SSAI agrees to keep and maintain confidential all knowledge, information, data and documents which relate in any manner to REC and which are acquired or learned, directly or indirectly in the scope of the services under this Agreement. No such knowledge, information, data or documents may be disclosed to third persons without the prior consent of REC.

        All documents, financial records, files and confidential information, including copies thereof whether prepared by SSAI or another which relate in any way to REC, are the sole property of REC and shall be delivered to REC upon termination or expiration of this Agreement.

        9. Term: The term of this Agreement will be two (2) years for the Southern CA and Northern CA events and for one (1) year for the New York event. This agreement commences on January 2, 2003.

        10. Termination: It will be an event of default hereunder if either party will materially breach the terms of this Agreement. Either party will have the right to terminate this Agreement upon the occurrence of an event of default by the other party if such event of default remains uncured by a period of thirty (30) days after written notice thereof, except with respect to an event of default that is not reasonable susceptible of cure within such thirty day period if the defaulting party promptly commences to cure such event of default within such 30 days period and diligently prosecutes such cure to completion as soon as is reasonably practicable.

        Sheridan Sechter & Associates, Inc. ("Associates") shall have the right to immediately terminate this Agreement in the event REC fails to comply in full with its obligations under the Agreement to Terminate the Contractual Relationships between REC and Events Group Corporation, which Agreement was effective December 10, 2002. Upon such termination, associates shall perform no further services for REC.

        11. Miscellaneous Provisions: This Agreement shall constitute the entire contract between the parties hereto on the matters set forth herein and shall supersede any and all agreements between the parties hereto prior to the date hereto. This Agreement may be modified or amended only by a writing signed by both parties hereto.

        B. Governing Law/Jurisdiction: This Agreement shall be governed by and construed under the laws of the state of Colorado. The parties hereto consent to personal jurisdiction and venue in any competent court situated in the City and County of Denver, Colorado, to resolve any disputes arising out of this Agreement.

        C. Headings: The article headings of this Agreement are for reference and convenience only and shall not modify or amend this Agreement.

        D. Counterparts: This Agreement may be executed in multiple counterparts, each of which shall constitute an original.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RENAISSANCE ENTERTAINMENT CORPORATION

By: J. Stanley Gilbert
Sheridan Sechter & Associates, Inc.
By: Sheridan Sechter

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  Exhibit 10.35